NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  December 28, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

NASDAQ Panel Grants Petroleum Development Corporation Continued

Listing to January 12, 2006

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETDE) today announced that the NASDAQ Listings Qualifications Panel granted the Company's request for continued listing on the NASDAQ National Market in a letter dated Tuesday, December 27, 2005. The Panel granted the Company's request for continued listing until January 12, 2006. Continued listing thereafter is subject to the Company filing its Quarterly Reports on form 10-Q for the Quarters ended June 30, 2005 and September 30, 2005 no later than January 12, 2006.  In its decision the Panel indicated that it would not entertain any requests for extension of this new deadline. The Company is currently in violation of NASDAQ listing standards that require the Company to have current financial statements filed with the Securities and Exchange Commission because the Quarterly Reports for the Quarters ended June 30, 2005 and September 30, 2005 have not yet been filed.  The Quarterly Reports have been delayed while the Company restated financial results for the first quarter of 2005 and earlier periods.  The Company recently completed and filed restated financial reports for the fiscal year ended December 31, 2004 and the quarter ended March 31, 2005.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, the results of the Company's and KPMG's review of the Company's previous financial statements, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597